Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Reports Fiscal Year 2014 First Quarter Results

Morrisville, NC - August 9, 2013 - Alliance One International, Inc. (NYSE: AOI) today announced results for its first fiscal quarter ended June 30, 2013.

First Quarter Results

For the first quarter ended June 30, 2013, the Company reported a net loss of $36.9 million, or $(0.42) per basic share, compared to a net loss last year of $30.7 million, or $(0.35) per basic share.

Pieter Sikkel, Chief Executive Officer and President, said, “Revenues for the quarter improved $26.1 million to $383.9 million versus last year. Total kilos sold were similar to last year's quarter at 76.3 million resulting in $370.7 million in tobacco revenues, a 7.8% increase over the prior year quarter and processing and other income decreased $0.7 million to $13.2 million due to timing. Our expectation is for full year volume and revenue improvement versus last year based upon our internal plan that is more weighted to the back half of the year due to anticipated customer shipping schedules. Our first fiscal quarter is usually a lower revenue quarter in comparison to other quarters during the year, based on the timing of crops from the growing regions where we source tobacco. This year's first quarter is consistent with past experience.

“Profitability for the quarter was impacted by several factors. Restructuring expense was $2.2 million related to a new processing arrangement that should lead to lower processing costs in future periods. Also, we expensed approximately $11.0 million in Zambia, mainly related to reducing our estimate of anticipated recoveries on advances to tobacco suppliers. To address this unforeseen challenge, going forward we are enhancing our Zambian agronomy staff and our credit procedures, to recover the highest level of farmer advances as possible. Malawi Kwacha appreciation also impacted profitability, as well as other currencies that increased local costs this year compared to depreciation throughout fiscal 2013. To hedge the Malawi Kwacha versus the US dollar, spot purchases in advance of actual liquidity requirements remains the primary hedging strategy that we utilize, in addition to borrowing in local currency. Additionally, FCPA related monitoring costs that impacted SG&A, increased $0.7 million to $2.0 million this year and are anticipated to end later this fiscal year. Despite the challenges and unforeseen costs in the first quarter, we anticipate full year profitability to improve versus last year.

Mr. Sikkel concluded, “We are clearly experiencing undersupply of burley and higher quality flavored tobaccos. Our uncommitted inventories remain within our stated range and total inventory is well positioned at $1,134.4 million versus $977.8 million last year. Increased inventory versus last year is related to plan

Alliance One International, Inc.

sales growth into Asia, the largest, fastest growing global market. We anticipate lower year-end inventory levels versus fiscal year 2013, with increased sales that should also help to reduce year-end debt levels. Our global team is focused on working capital efficiency and is driving to improve our cash cycle, while the benefits of our factory efficiency improvements should become more evident with increased volume as we move forward. Combined with further operational improvements our global team is striving to improve long-term shareholder value.”

Performance Summary for the First Fiscal Quarter Ended June 30, 2013

Sales and other operating revenues increased 7.3% to $383.9 million primarily due to delayed shipments from the end of fiscal 2013 in Europe and Asia that occurred during the quarter, as well as increased sales prices due to higher green costs in Brazil for the current crop. Gross profit decreased 31.5% to $28.5 million when compared to the same quarter last year and gross profit as a percentage of sales decreased from 11.6% in 2012 to 7.4% in 2013. Prior year gross profit included $13.0 million of losses on derivative financial instruments related mainly to the Brazilian Real that were offset by lower U.S. dollar operating costs of tobaccos sold in future periods. This year derivative financial instrument losses were $3.3 million, also primarily due to the Brazilian Real that depreciated versus the US dollar during the period. Additionally, current year gross profit and gross profit as a percentage of sales were negatively impacted by approximately $11.0 million of expense mainly related to reducing the estimate for the recovery of farmer advances in Zambia, the negative impact of certain appreciating foreign currencies against the U.S. dollar primarily in Africa that are not fully absorbed by customers and the higher costs of the current Brazilian crop, which were not fully offset by higher sales prices. Selling, general and administrative costs decreased 1.7% to $35.5 million compared to the prior year quarter. Restructuring and asset impairment charges were $2.2 million this quarter due to our agreement for a joint processing venture in one of our foreign locations. Increased interest costs related to higher average borrowings and higher average rates were partially offset by increased interest income. Mainly as a result of the reduction in gross profit, pretax income decreased $14.0 million compared to the same quarter last year. Our effective tax rate increased from (44.3)% in 2012 to (2.5)% in 2013. The significant variance in the effective tax rate between 2013 and 2012 is primarily related to losses for which no tax benefit has been recorded and the effect of exchange gains and losses this year compared to last year. Cash taxes paid were $1.9 million for this year's quarter versus $5.7 million last year.

Liquidity and Capital Resources

As of June 30, 2013, available credit lines and cash were $591.4 million comprised of $148.8 million in cash and $442.6 million of credit lines including $10.7 million exclusively for letters of credit, all consistent with internal expectations.

On August 1, 2013, the senior secured revolving credit facility was amended and restated. It provides $303.9 million in commitments through a syndicate of banks that automatically reduces to $210.3 million on April 15, 2014 and matures April 15, 2017. This credit facility is subject to a springing maturity on April 15, 2014, where if by that date funds have not been deposited in a blocked account sufficient to meet repayment at maturity of any outstanding 5½% Convertible Senior Subordinated Notes due 2014. Borrowings initially bear interest at a rate of LIBOR plus 3.75% or base rate plus 2.75%. The interest rate is subject to increase or decrease according to a consolidated interest coverage ratio grid. Further, on August 1, 2013, $735.0 million of Senior Secured Second Lien Notes were issued. They were sold at 98.000% of face value, with gross proceeds of $720.3 million. The Senior Secured Second Lien Notes bear interest of 9.875%, payable semi-annually, mature on July 15, 2021 and are secured by a second priority pledge of specific collateral.

Alliance One International, Inc.

On August 2, 2013, proceeds from the new 9.875% Senior Secured Second Lien Note issuance were used to redeemed all $635.0 million of outstanding 10% Senior Notes due 2016 at a price of 105.000%, plus accrued and unpaid interest. Remaining proceeds were utilized to pay fees and expenses and to deposit in a blocked account sufficient funds to complete the pending cash tender offer for up to $30.0 million of the currently outstanding $115.0 million, 5½% Convertible Senior Subordinated Notes due 2014.

Fiscal Year 2014, First Quarter Financial Results Investor Call

A conference call is scheduled to report financial results for the first fiscal quarter ended June 30, 2013, on August 9, 2013 at 5:30 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:30 P.M. ET, August 9th through 8:30 P.M. August 14th. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 2227627. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI's results to differ materially from those expressed or implied by forward-looking statements can be found in AOI's most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC's Internet site (http://www.sec.gov).

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Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended June 30,
(in thousands, except per share data)	2,013	2,012

Sales and other operating revenues	$383,887	$357,770
Cost of goods and services sold	355,393	316,207
Gross profit	28,494	41,563
Selling, general and administrative expenses	35,491	36,094
Other income (expense)	1,244	(190))
Restructuring charges	2,196	—
Operating income (loss)	(7,949))	5,279
Debt retirement expense	17	—
Interest expense (includes debt amortization of $2,511 and $2,592 for the three months in 2013 and 2012, respectively)	28,843	27,115
Interest income	1,986	998
Loss before income taxes and other items	(34,823))	(20,838))
Income tax expense	868	9,239
Equity in net loss of investee companies	(1,042))	(195))
Net loss	(36,733))	(30,272))
Less: Net income attributable to noncontrolling interests	129	471
Net loss attributable to Alliance One International, Inc.	$(36,862))	$(30,743))

Earnings (loss) per share:
Basic	$(0.42))	$(0.35))
Diluted	$(0.42))	$(0.35))

Weighted average number of shares outstanding:
Basic	87,473	87,192
Diluted	87,473	87,192